CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 33-95522) and in the related Prospectus of NaPro BioTherapeutics, Inc. dated August 8, 1995 and to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the NaPro BioTherapeutics,
Inc. 1993 Stock Option Plan and the NaPro BioTherapeutics, Inc. 1994 Long-Term Performance Incentive Plan, of our report dated January 26, 1996, with respect to the consolidated financial statements of NaPro BioTherapeutics, Inc.
included in this Annual Report as amended (Form 10 K/A, Third Amendment) for the year ended December 31, 1995.



                                        /s/ ERNST & YOUNG LLP
                                        ----------------------------
                                        ERNST YOUNG LLP

Denver, Colorado
June 24, 1996